EXHIBIT 99.1
F O R   I M M E D I A T E   R E L E A S E

April 12, 2007 For more information contact: Mike Crabtree — (419) 247-2800 Scott Estes — (419) 247-2800
HEALTH CARE REIT, INC. ANNOUNCES
PRICING OF 5,500,000 SHARES OF COMMON STOCK
AT $44.01 PER SHARE
Toledo, Ohio, April 12, 2007...Health Care REIT, Inc. (NYSE:HCN) today announced the pricing of its underwritten public offering of 5,500,000 shares of common stock at $44.01 per share. The offering was increased in size from 5,000,000 shares in response to investor demand. The company has granted the underwriters an option to purchase up to an additional 825,000 shares during the next 30 days to cover over-allotments, if any. The company estimates that the net proceeds from this offering will be approximately $230.8 million (or approximately $265.4 million if the underwriters’ over-allotment option is exercised in full).
The joint bookrunning managers for the offering are UBS Investment Bank and Deutsche Bank Securities.
The company intends to use the net proceeds from this offering to invest in additional health care and senior housing properties. Pending such use, the company intends to use the net proceeds to repay borrowings under its unsecured lines of credit arrangements. The offering is expected to close on April 18, 2007, subject to customary closing conditions.
A registration statement (including a prospectus) and prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Printed copies of the prospectus and prospectus supplement relating to the offering may also be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, or Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone (800) 503-4611, or e-mail at prospectusrequest@list.db.com.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a self-administered, equity real estate investment trust that invests across the full spectrum of senior housing and health care real estate, including independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings. Founded in 1970, the company was the first real estate investment trust to invest exclusively in health care facilities. As of March 31, 2007, the company’s broadly diversified portfolio consisted of 597 properties in 37 states. The company also offers a full array of property management and development services. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. Completion of the offering is subject to various factors, including, but not limited to customary closing conditions. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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